CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



     As the independent registered public accounting firm, we hereby consent to the use of our report dated July 16, 2004 for Tax Exempt Proceeds Fund, Inc. (the "Fund") and to all references to our firm included in or made a part of this Post Effective Amendment No. 19 under the Securities Act of 1933 and Post Effective Amendment No. 21 under the Investment Company Act of 1940 to Tax Exempt Proceeds Fund Inc.'s Registration Statement on Form N-1A, including the reference to our firm under the heading "Financial Statements" in the Statement of Additional Information of the Fund.



New York, New York                        /s/ Sanville & Company
October 12, 2004                          Certified Public Accountants